As filed with the Securities and Exchange Commission on June 22, 2007
Registration No. 333-[      ].

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	6022	62-1222567
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 North Main Street
Greeneville, TN 37743-4992
(423) 639-5111
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

R. Stan Puckett
Chairman and Chief Executive Officer
Green Bankshares, Inc.
100 North Main Street
Greeneville, TN 37743-4992
(423) 639-5111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gary M. Brown, Esq. Baker, Donelson, Bearman, Caldwell, & Berkowitz, PC 211 Commerce Street Suite 1000 Nashville, Tennessee 37201

Approximate date of commencement of the proposed sale to the public:  As soon as practicable after the merger described in this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑ Registration No. 333-141409

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	per Unit	Offering Price(2)	Registration Fee(3)
Common stock, $2.00 par value per share	27,531	N/A	N/A	N/A

(1)	Represents the number of additional shares of common stock, $2.00 par value per share, of Green Bankshares, Inc. issuable upon completion of the transactions contemplated in the merger of Civitas BankGroup, Inc. (“Civitas”) with and into Green Bankshares, Inc.

(2)	Upon filing the original registration statement (333-141409) on March 19, 2007, the fee payable was calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act of 1933, as amended (“Securities Act“). Solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated by multiplying (x) the estimated number of shares of Civitas common stock to be exchanged upon completion of the transactions contemplated in the merger agreement multiplied by (y) $9.29, the last sale price of Civitas common stock on March 13, 2007, as reported on the Nasdaq Global Select, less the amount of cash to be paid by the registrant in connection with the exchange. That amount, $102,600,000, has not changed.

(3)	Upon filing the original registration statement (333-141409) on March 19, 2007, the fee payable was calculated under Section 6(b) of the Securities Act, by multiplying the proposed maximum aggregate offering amount of $102,600,000 by 0.00003070. That fee was paid at that time. Because the maximum aggregate offering price did not change, no additional fee is done.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY NOTE
Initially, note that the Registrant’s name has changed to Green Bankshares, Inc.
This Registration Statement on Form S-4 is filed to register additional shares pursuant to Rule 462(b). The contents of Registration Statement (File No. 333-141409), as amended by Amendments 1, 2 and 3 filed respectively on April 4, 2007, April 18, 2007 and April 20, 2007 (the original registration statement and amendments 1 through 3 being hereinafter referred to as the “Existing Registration Statement”) are incorporated herein by this reference as if copied verbatim. In the Existing Registration Statement, the Registrant estimated that 3,075,085 shares would be issued in the transaction; however, that number of was not sufficient to cover certain shares issuable because of the exercise of options during the period after the effective date of the registration statement but prior to consummation of the merger and completion of the allocation process. Based upon the allocation process, an additional 27,531 shares will be issued and are being registered by this registration statement. Because the total consideration paid has not changed, no additional fee is due.
Pursuant to General Instruction K. to Form S-4, this registration statement consists of:
(1)	The facing page;

(2)	This Preliminary Note;

(3)	Part II to the registration statement, which includes:
     a. Signature page(s); and
     b. Opinion of Counsel with respect to the additional shares registered.
Pursuant to General Instruction K to Form S-4, the information in this Rule 462(b) registration statement shall be deemed to be a part of the Existing Registration Statement as of the date of filing this Rule 462(b) registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, Tennessee, on the 22nd day of June, 2007.

GREEN BANKSHARES, INC.

By:	/s/ James E. Adams
James E. Adams
Senior Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement or amendment has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ R. Stan Puckett R. Stan Puckett	Chairman of the Board, Chief Executive Officer and Director	June 22, 2007

/s/ Kenneth R. Vaught Kenneth R. Vaught	President, Chief Operating Officer and Director	June 22, 2007

/s/ James E. Adams James E. Adams	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	June 22, 2007

/s/ Ronald E. Mayberry Ronald E. Mayberry	Regional Executive, Sumner County and Director	June 22, 2007

* Phil M. Bachman	Director and Secretary	June 22, 2007

* Martha M. Bachman	Director	June 22, 2007

* Charles S. Brooks	Director	June 22, 2007

* Bruce Campbell	Director	June 22, 2007

* W.T. Daniels	Director	June 22, 2007

* Robin Haynes	Director	June 22, 2007

* Jerald K. Jaynes	Director	June 22, 2007

II-1

Signature	Title	Date

* Robert K. Leonard	Director	June 22, 2007

* Terry Leonard	Director	June 22, 2007

* John Tolsma	Director	June 22, 2007

* Charles H. Whitfield, Jr.	Director	June 22, 2007

By:
/s/  James E. Adams
James E. Adams
Attorney-in-fact
Pursuant to power of attorney filed as Exhibit 24.1 to the Registrant’s registration statement on Form S-4
(Registration No. 333-141409) filed on March 19, 2007.

II-2

EXHIBIT INDEX
    Pursuant to General Instruction K to Form S-4, the following exhibit is filed with this registration statement.

Exhibit
No.	Description
5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.